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                                                                      Exhibit 99

NEWS                                                     WALTER INDUSTRIES, INC.
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                                              FOR FURTHER INFORMATION CONTACT:

CONTACT: David L. Townsend                    Public Relations Department
         Vice President - Administration      Walter Industries, Inc.
         Walter Industries, Inc.              P. O. Box 31601
         (813) 871-4448                       Tampa, FL  33631-3601
                                              Telephone: (813) 871-4448/871-4439
                                              Or visit the Walter Industries
                                              Web site at WWW.WALTERIND.COM

                                                           FOR IMMEDIATE RELEASE

                    WALTER INDUSTRIES NAMES ROBERT G. BURTON
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Tampa, FL, April 25, 2000--The Board of Directors of Walter Industries, Inc. (NYSE: WLT) announced today that they have hired Robert G. Burton as their Chairman, President and Chief Executive Officer.

         The election of Burton to the senior management position is effective immediately. Burton replaces G. Robert "Bull" Durham who has been acting as interim Chairman since Kenneth E. Hyatt resigned from the Company on March 27, 2000.

         Burton, who is known for his intense focus on increasing shareholder value, most recently was Chairman, President and Chief Executive Officer of World Color, a NYSE-listed company (WRC). During his nine-year tenure at World Color, Burton led the dramatic turnaround of the company culminating in its November 1999 merger with Quebecor Printing (NYSE: PRW). That merger resulted in the formation of the world's largest and most profitable printing company. Prior to leading World Color, Burton held a series of senior executive positions at Capital Cities-ABC, including President of ABC Publishing, as well as senior executive positions at CBS and IBM.

         With his commitment to and experience at increasing shareholder value, delivering EPS growth, improving margins and creating operational synergies, Burton is expected to immediately set new performance standards at Walter Industries.

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         MICHAEL T. TOKARZ, WALTER INDUSTRIES BOARD MEMBER AND GENERAL PARTNER
AT KOHLBERG KRAVIS ROBERTS & CO., STATED:

         "We are indeed very fortunate to have an executive like Robert Burton join Walter Industries. Bob has demonstrated success in every leadership role he has taken on. He has a talent for building management teams, developing aggressive goals and then delivering on his commitments. We look forward to the same type of leadership and performance at Walter Industries."

         MR. BURTON STATED:

         "I am excited to have been presented the opportunity to lead Walter Industries. After being presented with several opportunities to manage other companies, I felt that Walter Industries was uniquely positioned to grow and deliver results. Because of that opportunity as well as my past relationship with one of their majority shareholders, Kohlberg Kravis Roberts & Co., I feel very positive about my decision to join the Company.

         BURTON ADDED:

         "As the senior manager of the Company I recognize the importance of delivering results for shareholders. I also recognize the importance of employees being shareholders. I am personally making an initial investment of $2,000,000-plus in the stock and I will continue to make monthly investments through the Company's stock purchase plan. In addition to my initial investment, I am immediately establishing stock ownership levels for my management team as well as all managers to ensure their appropriate stock ownership in the Company. I am convinced that there is no greater way to align employees with the interests of investors than for senior management as well as all employees to also be significant investors.

         There is a lot that needs to be accomplished at Walter and I look forward to immediately setting a course to grow this company and ensure its success. In my entire business career I have never missed delivering a quarter and I do not intend to change that scorecard at Walter Industries. I am committed to demanding results from management and delivering results to investors.

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         I plan on initiating meetings and communicating with investors, analysts, customers and employees to discuss our opportunities and action plans. Walter Industries has a rich history and I look forward to ensuring that there is a strong foundation from which to grow as we move through this new millennium."

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NOTE TO EDITOR: Walter Industries, Inc. is a diversified company with four core operating businesses and revenues approaching $1.9 billion. The Company is a leader in homebuilding and home financing; water transmission products; energy services and specialty aluminum products. Based in Tampa, Florida, the Company employs approximately 7,500 employees.

Except for the historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customer demand for the Company's products, changes in raw material and equipment costs and availability, changes in customer orders, pricing actions by the Company's competitors, and general changes in economic condition. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.